Exhibit 10.7

World Headquarters, Room 538
One American Road Dearborn, MI 48126-2798

DATE

Dear [Name]:
Pursuant to Ford Motor Company’s (Ford or the Company) Long-Term Incentive Plan (LTIP Plan), the Compensation, Talent and Culture Committee approved a grant of [ ] restricted shares of Ford Common Stock* effective [Date]. Accordingly, such restricted shares of Ford Common Stock have been credited to a book entry account in your name at Computershare.
These restricted shares are restricted from sale, transfer, or other disposition until [one/two/three/four/five] year/s from the date of grant on [Date]. At that time, the restrictions will be lifted and, as soon as practicable thereafter, an appropriate number of shares will be withheld to cover any tax liability on the value of the grant at that time.
Alternatively, in the U.S., you have the option now to make a "Section 83(b) Election". This election allows you to include the value of the grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would, subject to applicable holding periods, ordinarily be taxed as capital gains. If you choose to make this election, a written confirmation of the election and your tax payment to the Company must be provided to the Company by [Date]. Nothing in this letter should be considered tax advice, and you should consult with your personal tax, financial, and legal advisors as to the effects of such an election. To obtain a form for this election and arrange for the tax payments, please contact [Name] at [Phone Number].
During the restriction period, you are the stockholder of record of the restricted shares and are entitled to vote such shares.
If dividends are paid on the Company’s Common Stock, quarterly dividend payments on your restricted shares will be paid in cash by Computershare. Unless you have made a Section 83(b) Election, the Company will report quarterly dividends paid during the restriction period as income on your Form W-2 or 1099, as applicable. In the event you would like to change the election on your account, please contact Computershare. Attached is a document with Computershare's contact information.
Your restricted stock grant is made under Ford’s Long-Term Incentive Plan and is subject to its terms and conditions. Additional information regarding all of your stock-based awards, including the prospectus for the Long-Term Incentive Plan, is available on Life@Ford.
All incentive-based compensation (including, but not limited to, Annual Performance Bonus Plan awards and PSU grants and final awards under the Long-Term Incentive Plan) is subject to any recoupment, “clawback” or similar provision of applicable law, as well as any applicable recoupment or “clawback” policies of the Company that may be in effect from time to time, including, without limitation, to the extent applicable to you: (1) the Ford Motor Company Corporate Officer Compensation Recoupment Policy, (2) the Ford Motor Company Financial Statement Compensation Recoupment Policy, and (3) the Ford Motor Credit Company Financial Statement Compensation Recoupment Policy.
If you have further questions regarding your award, please contact [Name] at [Phone Number].
Your continued leadership is greatly appreciated and is essential to our success in achieving critical Company priorities.
                        Regards,
                        [NAME]

Attachment

*The Fair Market Value of Ford Common Stock on [Date] was $[XX.XX]/share.

Attachment

RESTRICTED STOCK AWARD
What is Restricted Stock?
Shares of “Restricted Stock” are actual shares of Ford Common Stock that are subject to restrictions on the sale and transfer of the stock for a certain period of time as detailed in your award letter. The stock will be registered in your name and held in a book entry account at Computershare Trust Company, N.A., the Company's transfer agent. You will have all rights and privileges of a stockholder during the restriction period, including the right to vote the Restricted Stock and the right to receive dividends if approved by the Board of Directors. The Restricted Stock cannot be sold, transferred, assigned, pledged, or otherwise encumbered during the restriction period.
Will I receive dividends on my Restricted Stock?
Under the terms of this program, any dividends will be paid in cash and sent to you by Computershare, unless you contact Computershare and request dividend reinvestment.
What about Taxes?
The shares of Restricted Stock will not be recognized as taxable income at the time the grant is made. At the time the stock becomes unrestricted, as detailed in your award letter, the value of the award will be taxed by the Company via share withholding. The value of the award is equal to the fair market value of the stock on the date of unrestriction, multiplied by the number of shares awarded. The fair market value of Ford Common Stock is the closing price at which the Company's stock is traded on the New York Stock Exchange on the date the restrictions lapse.
If quarterly dividends are paid during the restriction period, they will be reported as earnings. Alternatively, for U.S. employees, you have the option to make a "Section 83(b) Election" (as detailed in your award letter). This election requires you to include the value of this grant at the time of grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would, subject to applicable holding periods, ordinarily be taxed as capital gains. Nothing in this document should be considered tax advice, and you should consult your personal tax, financial, and legal advisors as to the effects of such an election. If you choose to make this election, a written confirmation of the election and your tax payment to the Company must be provided to the Company      at      by the deadline specified in your award letter.
Are there any other conditions related to the Restricted Stock?
There are several other conditions related to the Restricted Stock:
1)You must remain an active employee for a period of six months following the date of the grant or the date specified in your grant agreement, whichever is later. Otherwise, your grant will automatically be forfeited.
2)If your employment should terminate for any reason other than death and under the terms of the Company’s Long-Term Incentive Plan you are allowed to keep your grant, you must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of nonfulfillment of this condition, your right to receive your Restricted Stock Award will be forfeited and cancelled.
3)Your right to receive your Restricted Stock Award will terminate if it is determined that you have acted in a manner inimical to the best interests of the Company or any subsidiary thereof.
Your Restricted Stock Award is made under Ford’s Long-Term Incentive Plan and is subject to its terms and conditions.
Compensation and Executive Personnel